Exhibit 10.1

Macrovision Corporation

2006 Company Incentive Plan for the Executive Officers of the Company

I.	INTRODUCTION

a.	The Objective of the 2006 Company Incentive Plan for the Executive Officers of the Company (the “Plan”) is to financially reward Executive Officers for their contributions to the success and profitability of Macrovision Corporation.

b.	Participants: This plan applies solely to Executive Officers of Macrovision Corporation and its subsidiaries.

c.	Effective Date: This Plan is effective for the fiscal year 2006, beginning January 1, 2006 through December 31, 2006. This Plan is limited in time and expires automatically on December 31, 2006. All benefits under this Plan are voluntary benefits. Participation in this Plan during fiscal year 2006 does not convey any entitlement to participate in this or future plans or to the same or similar bonus payment benefits.

d.	Changes in the Plan: Macrovision Corporation (the “Company”) presently has no plans to change the Plan during the fiscal year. However, this plan is a voluntary benefit provided by the Company and by virtue of the fact that bonuses are not a contractual entitlement and are paid at the sole discretion of the Company, the Company reserves the right to modify the Plan, in total or in part, at any time. Any such change must be in writing and signed by the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors or Plan designers reserve the right to interpret the Plan document as needed.

e.	Entire Agreement: This Plan is the entire agreement between the Company and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, whether with Macrovision or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

II.	ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

a.	Eligibility: The participants are eligible for the incentive payout if they meet the following requirements:

•	Are not currently on a sales incentive or commission plan

•	Are not currently on any other significant form of variable compensation (such as a services bonus plan)

•	Have a performance rating of Needs Development or above

•	Do not have a performance rating of Unsatisfactory at the time of calculation

•	Not on a performance improvement plan at the time of calculation

AND

The participant must be employed in an incentive-eligible position on or before the first working day of the last fiscal quarter of fiscal year 2006 and must be employed by the Company on the day the bonus is paid to be eligible for a 2006 incentive payment. Participants may expect to receive their 2006 incentive payment on or about the end of February 2007. Participants in the Plan with less than one year of service will be eligible for a prorated incentive amount. In no event will any individual accrue any right or entitlement to any incentive under this Plan unless that individual is employed by the Company on the day the bonus is paid.

Any exception to the above must be approved in writing by the Compensation Committee of the Board of Directors.

b.	The Annual Base Salary in effect at the end of the fiscal year represents the basis for the incentive calculation.

c.	Incentive Target Percentage is a percentage level of base salary determined by the employee’s position. These targets will be weighted by company and individual performance, with a greater incentive percentage weighted toward company performance the higher the position in the Company (for an example, see Section II.i below).

Position	Target		Company Performance	Individual Performance
VP	30%		60%	40%
SVP/EVP	40+	%	70%	30%

d.	Individual Performance Factor (“IPF”) is based upon the manager’s evaluation of performance and contribution for the fiscal year. As a Factor to the incentive target for the position, this factor can range from 0 to 150%.

e.	Macrovision Corporation Performance Factor is based upon the Company achieving an established worldwide revenue target and a worldwide operating profit target per the current Plan. When the Revenue and operating profit percentages fall between the stated percentages on the matrix, the Performance Factor will be determined using a straight-line interpolation approach. The applicable targets for fiscal year 2006 can be amended at any time during the fiscal year. If the Company exceeds 120% of Revenue and/or 140% of Operating Profit, the bonus will be paid out incrementally at the same levels as in the table below, provided however that the Company Performance factor may be modified at the sole discretion of the Compensation Committee of the Board of Directors for any reason, including in the event that such Company Performance is due to an extraordinary or exceptional circumstance.

CONFIDENTIAL

	120%	.70	1.00	1.20	1.50	1.75	2.00
Revenue as a % of Goal	115%	.70	1.00	1.18	1.44	1.68	1.94
	110%	.70	1.00	1.16	1.38	1.61	1.88
	105%	.70	1.00	1.14	1.32	1.54	1.82
	100%	.65	1.00	1.12	1.26	1.47	1.76
	85%	.50	0.90	1.10	1.20	1.40	1.70
		85%	100%	110%	120%	130%	140%

Operating Profit as a % of Goal

f.	Transfers and Terminations: Any employee who is a participant in the Plan and who transfers to a new position not governed by this Plan will be eligible on a pro-rata basis for the applicable period and paid as defined by the Plan. Employees who transfer into the Plan from another plan will be subject to proration as well, and consequently will be eligible to receive an incentive payment based on their participation in this Plan during fiscal year 2006 applying the Proration Factors referred to below. Payments from the Plan are subject to reduction by advances, unearned commission advances, draws or prorations and appropriate withholdings. Any exceptions to the Plan must be in writing and approved by the Compensation Committee of the Board of Directors.

A participant must be employed as of the day the bonus is paid to be eligible for the year-end incentive.

g.	Proration Factor accounts for the number of calendar days during the fiscal year that the employee is in the incentive-eligible position. For example, the proration factor for an employee who has been on the Plan the entire year will be 1.00. For an employee who has been on the plan for 6 months, the factor will be 0.50. Employees in the following situations will have a Proration Factor of less than 1.00:

•	Participants in the Plan who transferred to a new position not covered by the Plan

•	Employees who transferred from one incentive-eligible position to another incentive-eligible position. Employees in this situation will have their incentive prorated based on the length of time in each position.

•	Employees who have been in the Plan less than 12 months (such as a new hire)

•	Employees who have been on a leave of absence of any length during the fiscal year

•	Employees working less than the full time standard work week will receive an incentive prorated according to the following schedule:

Hours Worked	Incentive Eligibility
Less than full time > half time as defined by standard work week	Prorated according to the average number of hours worked
Less than half time of standard work week	Not incentive eligible

CONFIDENTIAL

Any modification to the above schedule must be approved by the next level manager, the Chief Financial Officer and Human Resources in advance of the year end close date.

III.	PRACTICES AND PROCEDURES

a.	Procedure:

•	A copy of the Plan will be made available to each participant.

•	All incentive payments will be made after all required or elected withholdings have been deducted.

b.	Governing Law: This Plan is governed by the law of California and the parties hereby submit to the exclusive jurisdiction of the County of Santa Clara, California courts.

CONFIDENTIAL

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